Exhibit 99.1

Milacron To Divest
Overseas Metalcutting Tool Businesses

Widia, Werkö to be Sold to Kennametal for €188 Million Cash

     CINCINNATI, Ohio - May 6, 2002 Milacron Inc. (NYSE: MZ) today announced a definitive agreement to sell its metalcutting tool businesses in Europe and India to Kennametal Inc. (NYSE: KMT), a leading global supplier of cutting tools, for €188 million (approximately $170 million) in cash, subject to post-closing adjustments. Most of the proceeds from the sale will be used to reduce bank debt.

     "By reducing debt and increasing our financial flexibility, the anticipated sale will put Milacron in a stronger position to take advantage of the eventual economic upturn," said Ronald D. Brown, Milacron chairman, president and chief executive officer. "This move will enable us to concentrate resources and pursue promising growth opportunities in our plastics technologies businesses as well as in our other metalworking technologies businesses. We will continue to strive for excellence in our manufacturing operations in North America, Europe and Asia, while maintaining the highest levels of service to our customers around the world," he said.

     Under terms of the agreement, Kennametal will purchase Widia, a manufacturer of carbide inserts, steel tool holders, and carbide die and wear parts, headquartered in Essen, Germany, with major manufacturing facilities in western Europe and India. Also included in the transaction is Werkö, a maker of round tools, located in Königsee, Germany. In 2001, the two units, with about 3,400 employees, combined for sales of approximately $240 million, including $10 million of inter-company sales. Their pre-tax operating earnings (EBIT) in 2001, excluding restructuring costs, were about $8 million.

     "We feel very good about finding a prospective strategic buyer who values our people and assets and who intends to grow these businesses," Brown said.

     In a separate but contingent deal, Milacron will purchase an additional 26% of the shares of Widia India, increasing its majority ownership to 77%, all of which will be included in the sale to Kennametal. After the share purchase, settlement costs, transaction expenses and related taxes, net cash proceeds to Milacron are expected to be approximately $140 million. Upon closing, Milacron expects to report an after-tax gain on the sale of $10 million to $12 million, or $0.30 to $0.36 per share.

     The parties anticipate completing the transaction, subject to regulatory review and other closing conditions, within the next two to three months. Credit Suisse First Boston advised Milacron on the transaction.

     The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in Item 2 of the company's most recent Form 10-K, on file with the Securities and Exchange Commission.

     First incorporated in 1884, Milacron Inc. is a leading technology supplier to the plastics-processing and metalworking industries throughout the world with manufacturing facilities in North America, Europe and Asia. Plastics technologies include injection molding machines, blow molding equipment, extrusion systems and wear items, mold bases and mold components, as well as aftermarket and MRO (maintenance, repair and operating) parts and services. Metalworking technologies include carbide inserts, tool holders, carbide and high-speed steel round tools, metalworking fluids, precision grinding wheels and carbide wear parts. For further information, visit the company's web site or call the toll-free investor hot line: 800-909-MILA (800-909-6452).